Exhibit 99.6
FOR IMMEDIATE RELEASE
July 27, 2022

ORIGIN BANCORP, INC. HIRES WALLY WALLACE TO JOIN EXECUTIVE TEAM

RUSTON, LA – Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin”), the holding company for Origin Bank, today announced that Wally Wallace has joined the company’s executive team as Chief Financial Officer. Wallace will lead Origin’s finance team and collaborate with executive management to help drive the strategic direction of the company. He will partner with Senior Executive Steve Brolly as Brolly takes on the role of Chief Accounting Officer.

“As we strategically grow this company, roles expand and additional opportunities arise,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “We are excited to welcome Wally to the Origin team. The partnership between Wally and Steve, in Finance and Accounting, positions Origin in a powerful way to capitalize on future opportunities.”

Wallace has more than 18 years of experience in the financial industry and has most recently served as a managing director and equity analyst at Raymond James & Associates. He joined Raymond James in 2011 through the acquisition of Howe Barnes Hoefer & Arnett, which he joined in 2010. During his time at Raymond James, he was responsible for coverage of regional and community banks primarily located in the Northeast, Mid-Atlantic and Southeast United States. Prior to that, he was an assistant vice president at FBR Capital Markets, where he assisted in the coverage of primarily mid- and large-cap regional and super-regional banks and thrifts.

“I am excited to join the Origin team and help build upon the incredible reputation the company has throughout the industry,” said Wallace. “Origin’s approach to building a company that is focused on its employees, clients, communities and shareholders is unique and is demonstrated through their dynamic corporate culture.”

Wallace earned his bachelor’s degree from the University of Virginia and his Master of Business Administration from The College of William and Mary.

About Origin Bancorp, Inc.

Origin is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly-owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net-worth individuals and retail clients. Origin currently operates 45 banking centers located from Dallas/Fort Worth and Houston, Texas across North Louisiana into Mississippi. For more information, visit www.origin.bank.

Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank